Exhibit 10.5

EXECUTION VERSION

SINGLE TENANT

OFFICE LEASE AGREEMENT

OPUS WEST, LP

Landlord

and

HORIZON HEALTH CORPORATION

Tenant

Effective Date: May 6, 2005

Single Tenant Office Lease Agreement

Horizon Health Corporation

TABLE OF CONTENTS

Article 1 LEASE OF PREMISES AND LEASE TERM	3

1.1 Premises	3

1.2 Term Delivery Commencement Extension	3

1.2.1 Commencement and Expiration of Term	3

1.2.2 Tender of Possession	3

1.2.3 Commencement Date Memorandum	3

1.2.4 Early Occupancy	3

1.2.5 Extension Option	4

1.2.6 Selection of Fair Market Basic Rent	4

1.3 Effect of Occupancy	5

Article 2 RENTAL AND OTHER PAYMENTS	5

2.1 Basic Rent	5

2.2 Additional Rent	5

2.3 Delinquent Rental Payments	6

2.4 Independent Obligations	6

Article 3 PROPERTY TAXES AND OPERATING EXPENSES	6

3.1 Utilities	6

3.2 Payment of Property Expenses	6

3.3 Estimation of Property Expenses	6

3.4 Payment of Estimated Property Expenses	6

3.5 Re-Estimation of Property Expenses	7

3.6 Confirmation of Property Expenses	7

3.7 Tenant’s Inspection and Audit Rights	7

3.8 Personal Property Taxes	7

i

3.9 Landlord’s Right to Contest Property Taxes	8

3.10 Waiver	8

Article 4 USE	8

4.1 Permitted Use	8

4.2 Acceptance of Premises	8

4.3 Increased Insurance	9

4.4 Laws/Building Rules	9

4.5 Signs	9

Article 5 HAZARDOUS MATERIALS	10

5.1 Compliance with Hazardous Materials Laws	10

5.2 Notice of Actions	10

5.3 Disclosure and Warning Obligations	10

5.4 Indemnification	10

Article 6 SERVICES	11

6.1 Landlord’s Obligations	11

6.2 Tenant’s Obligations	11

6.3 Other Provisions Relating to Services	11

6.4 Tenant Devices	11

Article 7 MAINTENANCE AND REPAIR	12

7 1 Landlord’s Obligations	12

7.2 Tenant’s Obligations	12

7.3 Alterations Required by Laws	12

Article 8 CHANGES AND ALTERATIONS	13

8.1 Landlord Approval	13

8.2 Tenant’s Responsibility for Cost and Insurance	13

8.3 Construction Obligations and Ownership	14

8.4 Liens	14

8.5 Indemnification	14

Article 9 RIGHTS RESERVED BY LANDLORD	14

9.1 Landlord’s Entry	14

9.2 Control of Property	15

9.3 Lock Box Agent/Rent Collection Agent	15

Article 10 INSURANCE	15

10.1 Tenant’s Insurance Obligations	15

10.1.1 Liability Insurance	16

10.1.2 Property Insurance	16

10.1.3 Other Insurance	16

10.1.4 Miscellaneous Insurance Provisions	16

10.1.5 Tenant’s Waiver and Release of Claims and Subrogation	16

10.1.6 No Limitation	17

10.2 Landlord’s Insurance Obligations	17

10.2.1 Property Insurance	17

10.2.2 Liability Insurance	17

10.2.3 Landlord’s Waiver and Release of Claims and Subrogation	17

10.3 Tenant’s Indemnification of Landlord	18

10.4 Tenant’s Waiver	18

10.5 Tenant’s Failure to Injure	18

Article 11 DAMAGE OR DESTRUCTION	18

11.1 Tenantable Within 180 Days	18

11.2 Not Tenantable Within 180 Days	19

11.3 Insufficient Proceeds	19

11.4 Landlord’s Repair Obligations	19

11.5 Rent Apportionment Upon Termination	19

11.6 Exclusive Casualty Remedy	20

Article 12 EMINENT DOMAIN	20

12.1 Termination of Lease	20

12.2 Landlord’s Repair Obligations	20

12.3 Tenant’s Participation	20

12.4 Exclusive Taking Remedy	20

Article 13 TRANSFERS	21

13.1 Restriction on Transfers	21

13.1.1 General Prohibition	21

13.1.2 Transfers to Affiliates	21

13.1.3 Tenant’s Right to Mortgage	21

13.2 Costs	22

Article 14 DEFAULTS; REMEDIES	22

14.1 Events of Default	22

14.1.1 Failure to Pay Rent	22

14.1.2 Failure to Perform	22

14.1.3 Misrepresentation	22

14.1.4 Other Defaults	23

14.1.5 Notice Requirements	23

14.2 Remedies	23

14.2.1 Termination of Tenant’s Possession; Re-entry and Reletting Right. 23	23

14.2.2 Termination of Lease	24

14.2.3 [Intentionally deleted]	24

14.2.4 Self Help	24

14.2.5 Other Remedies	24

14.3 Costs	24

14.4 Waiver and Release by Tenant	25

14.5 Landlord’s Default	25

14.6 No Waiver	25

Article 15 CREDITORS: ESTOPPEL CERTIFICATES	25

15.1 Subordination	25

15.2 Attornment	26

15.3 Mortgagee Protection Clause	26

15.4 Estoppel Certificates	26

15.4.1 Contents	26

15.4.2 Failure to Delivery	27

Article 16 TERMINATION OF LEASE	27

16.1 Surrender of Premises	27

16.2 Holding Over	27

Article 17 ADDITIONAL PROVISIONS	28

17.1 Initial Improvements	28

17.1.1 Building Improvements	28

17.1.2 Tenant Improvements	28

17.2 Parking	28

Article 18 MISCELLANEOUS PROVISIONS	28

18.1 Notices	28

v

18.2 Transfer of Landlord’s Interest	28

18.3 Successors	29

18.4 Captions and Interpretation	29

18.5 Relationship of Parties	29

18.6 Entire Agreement; Amendment	29

18.7 Severability	29

18.8 Landlord’s Limited Liability	29

18.9 Survival	29

18.10 Attorneys Fees	30

18.11 Brokers	30

18.12 Governing Law	30

18.13 Time is of the Essence	30

18.14 Joint and Several Liability	30

18.15 Tenant’s Waiver	30

18.16 Tenant’s Organization Documents; Authority	30

18.17 Provisions are Covenants and Conditions	31

18.18 Force Majeure	31

18.19 Management	31

18.20 Quiet Enjoyment	31

18.21 No Recording	31

18.22 Nondisclosure of Lease Terms	31

18.23 Construction of Lease and Terms	32

EXHIBITS:

Exhibit “A”	Definitions
Exhibit “B”	Legal Description of the Land
Exhibit “B-1”	Site Plan
Exhibit “C”	Work Letter
Exhibit “C-2”	List of Design Documents
Exhibit “D”	Commencement Date Memorandum
Exhibit “E”	Building Rules

SCHEDULES

Schedule “C-2”	Outline Specifications for Base Building

OFFICE LEASE AGREEMENT

This Office Lease Agreement is made and entered into as of the Effective Date by and between OPUS WEST LP, a Delaware limited partnership, as Landlord, and HORIZON HEALTH CORPORATION, a Delaware corporation, as Tenant.

DEFINITIONS

Capitalized terms used in this Lease have the meanings ascribed to them on the attached EXHIBIT A.

BASIC TERMS

The following Basic Terms are applied under and governed by the particular section(s) in this Lease pertaining to the following information:

1.	Premises:	All of the rentable square feet contained in the Building currently contemplated to be 80,000 rentable square feet.

2.	Lease Term:	Ten (10) Lease Years (120 months) (See Section 1.2)

	Renewal Options:	Two periods of five-years each (See Section 1.2.5)

3.	Delivery Date:	April 1, 2006 (See Section 1.2)

4.	Basic Rent:

	Months	Annual Basic Rent per rentable square foot of the Premises (RSF)	Monthly Installments
	1 through 12	$14.50	$72,500.00
			[based on 60,000 RSF]
	13 through 24	$14.50	$84,583.00
			[based on 70,000 RSF]
	25 through 60	$14.50	$96,666.67
			[based on 80,000 RSF]
	61 through 120	$15.95	$106,333.33
			[based on 80,000 RSF]

	Renewal Term:	Market rent determined in accordance with Section 1.2.5

5.	Security Deposit:	None required

Single Tenant Office Lease Agreement

Horizon Health Corporation - 1

6.	Rentable Area of the Building	80,000 square feet of rentable area

7.	Estimated Operating Expenses for first year of operation (but not including electricity):	$7.00 RSF

8.	Improvement Allowance:	$3,208,000

90.	Rent Payment Address:	Opus West Management Corporation 2555 East Camelback Road, #840 Phoenix, Arizona 85016 Attn: Accounts Receivable – Horizon Health Telephone: (602) 912-8880 Facsimile: (602) 912-8881

10.	Address of Landlord for Notices:

Opus West Corporation

15455 Dallas Parkway, Suite 450

Dallas, Texas 75001

Attn: Real Estate Director

Telephone: (972) 448-0615

Facsimile: (972) 669-2216

Opus West Corporation

2555 East Camelback Road, #800

Phoenix, Arizona 85016

Attn: Legal Department

Telephone: (602) 912-8880

Facsimile: (602) 912-8881

11.	Address of Tenant for Notices:

Horizon Health Corporation

1500 Waters Ridge Drive

Lewisville, Texas 75057

Attn: Chief Financial Officer

Telephone: (972) 420-8222

Facsimile: (972) 219-1710

Horizon Health Corporation

1500 Waters Ridge Drive

Lewisville, Texas 75057

Attn: General Counsel

Telephone: (972) 420-8220

Facsimile: (972) 222-4367 ‘

12.	Initial Property Manager:	FACServices, Inc.

13.	Broker(s):	Paul Whitman The Staubach Company-Southwest, Inc. (See Section 18.11)

Single Tenant Office Lease Agreement

Horizon Health Corporation - 2

ARTICLE 1

LEASE OF PREMISES AND LEASE TERM

1.1 Premises. Subject to the satisfaction of Landlord’s Condition (as defined in Section 1.4 below), in consideration of the mutual covenants this Lease describes and other good and valuable consideration, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, upon and subject to the terms, covenants and conditions set forth in this Lease. The rentable area of the Premises is the rentable area specified in the Basic Terms. Upon completion of construction of the Building, BOKA Powell Architects will determine the rentable area of the Premises substantially in accordance with BOMA Standards. If BOKA Powell Architects determines, in accordance with BOMA Standards, that the rentable area of the Premises differs from the rentable area specified in the Basic Terms, Landlord and Tenant will amend this Lease accordingly.

1.2 Term, Delivery Commencement Extension.

1.2.1 Commencement and Expiration of Term. The Term of this Lease is the period stated in the Basic Terms. The Term commences on the Commencement Date and expires on the last day of the last calendar month of the Term.

1.2.2 Tender of Possession. Landlord will use commercially reasonable efforts to tender possession of the Premises to Tenant on or before the Delivery Date, subject to the terms of the Work Letter attached hereto as Exhibit C (the “Work Letter”).

1.2.3 Commencement Date Memorandum. Within a reasonable time after the Commencement Date, Landlord will deliver to Tenant the Commencement Date Memorandum with all blanks relating to dates completed with dates Landlord derives in accordance with this Lease. Tenant, within 10 days after receipt from Landlord, will execute and deliver to Landlord the Commencement Date Memorandum. Tenant’s failure to execute and deliver to Landlord the Commencement Date Memorandum does not affect any obligation of Tenant under this Lease. If Tenant does not timely execute and deliver to Landlord the Commencement Date Memorandum, Landlord and any prospective purchaser or encumbrancer may conclusively rely on the information contained in the unexecuted Commencement Date Memorandum Landlord delivered to Tenant.

1.2.4 Early Occupancy. Tenant will not occupy the Premises before Substantial Completion without Landlord’s prior written consent, which consent Landlord may grant, withhold or condition in its good faith business judgment. If Landlord consents, Tenant, during the early occupancy period, may only install Tenant’s furniture, fixtures and equipment in the Premises and must comply with and observe all terms and conditions of this Lease (other than Tenant’s obligation to pay Basic Rent), including those provisions applicable thereto in Section 4 of the Work Letter.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 3

1.2.5 Extension Option. Provided that no Event of Default exists at the time of exercise, Tenant may extend the term of this Lease for up to two (2) consecutive periods of five (5) years each. Tenant must exercise each such right of extension within thirty (30) days after receiving written notice of Landlord setting forth the Fair Market Basic Rent (as defined below) for the applicable extension. Landlord will reasonably determine such Fair Market Basic Rent and, subject to Section 1.2.6 below, deliver Landlord’s determination to Tenant at least nine (9) months prior to the expiration of the then-current term. “Fair Market Basic Rent” means the fair market base rental rate for the Premises for the applicable extension period in relation to comparable (in quality, location and size) space located in the Building and/or the Lewisville, Texas submarket, with due consideration given to the following factors regarding the Premises and Tenant, on the one hand, and the comparable space(s) and tenant(s), on the other hand: (a) the financial condition of the tenant; (b) the location, quality and age of the building(s); (c) the extent and quality of leasehold improvements (existing or to be provided) in the premises; (d) rent abatements, if any; (e) the location of the premises within the building; (f) the length of the term; (g) the nature and extent of services provided by the landlord; (h) expense stops, if any; (i) any other concessions given; and (j) other pertinent factors. The Basic Rent for the extension term shall be equal to 95% of the Fair Market Basic Rent. In no event will the Basic Rent for an extension of the Lease term be less than the Basic Rent (exclusive of temporary abatements) payable by Tenant for the Lease Year immediately prior to commencement of the applicable extension period. If Tenant elects to exercise its right of extension, all of the terms of this Lease shall apply except that the Basic Rent shall be adjusted as provided in this Section 1.2. These extension rights may not be assigned or transferred in any manner except in connection with an approved or otherwise permitted assignment of this Lease under Article 13.

1.2.6 Selection of Fair Market Basic Rent. If Tenant disputes Landlord’s determination of Fair Market Basic Rent for an extension of the Term, Tenant will deliver notice of such dispute, together with Tenant’s proposed Fair Market Basic Rent, to Landlord within thirty (30) days of Tenant’s receipt of Landlord’s determination. The parties will then attempt in good faith to agree upon the Fair Market Basic Rent. If the parties fail to agree within 15 days, then either party shall be entitled to give notice to the other electing to have the Fair Market Basic Rent selected by an appraiser as provided in this section. Upon delivery and receipt of such notice, the parties will within seven days thereafter mutually appoint an appraiser who will select (in the manner set forth below) the Fair Market Basic Rent (the “Deciding Appraiser”). The Deciding Appraiser must have at least five years of full-time commercial appraisal experience with projects comparable to the Property and be a member of the American Institute of Real Estate Appraisers or a similar appraisal association. The Deciding Appraiser may not have any material financial or business interest in common with either of the parties. If Landlord and Tenant are not able to agree upon a Deciding Appraiser within such seven days, each party will within five days thereafter separately select an appraiser meeting the criteria set forth above, which two appraisers will, within seven days of their selection, mutually appoint a third appraiser meeting the criteria set forth above (and who also does not have any material financial or business interest in common with either of the two selecting appraisers) to be the Deciding Appraiser. Within seven days of the appointment (by either method) of the Deciding Appraiser, Landlord and Tenant will submit to the Deciding Appraiser their respective determinations of Fair Market Basic Rent and any related information. Within 21 days of such appointment of the Deciding Appraiser, the Deciding Appraiser will review each party’s submittal (and such other information as the Deciding Appraiser deems necessary) and will select, in total and without modification, the submittal presented by either Landlord or Tenant as the Fair Market Basic Rent; provided, however, that in no event will Fair

Single Tenant Office Lease Agreement

Horizon Health Corporation - 4

Market Basic Rent for an extension of the Term be less than the Basic Rent (exclusive of temporary abatements) payable by Tenant immediately prior to commencement of the applicable extension period. Subject to the previous sentence, if the Deciding Appraiser timely receives one party’s submittal, but not both, the Deciding Appraiser must designate the submitted proposal as the Fair Market Basic Rent for the applicable extension of the Term. Any determination of Fair Market Basic Rent made by the Deciding Appraiser in violation of the provisions of this section shall be beyond the scope of authority of the Deciding Appraiser and shall be null and void. If the determination of Fair Market Basic Rent is made by a Deciding Appraiser, Landlord and Tenant will each pay, directly to the Deciding Appraiser, one-half ( 1/2) of all fees, costs and expenses of the Deciding Appraiser. Landlord and Tenant will each separately pay all costs, fees and expenses of their respective additional appraiser (if any) used to determine the Deciding Appraiser.

1.3 Effect of Occupancy. Subject to the Warranty Terms, Tenant’s occupancy of the Premises conclusively establishes that Landlord completed the Improvements as required by this Lease in a manner satisfactory to Tenant. Tenant’s failure to strictly comply with the Warranty Terms with respect to any item included as part of the Improvements constitutes Tenant’s waiver and release of any and all rights, benefits, claims or warranties available to Tenant under this Lease, at law or in equity in connection with each such item.

ARTICLE 2

RENTAL AND OTHER PAYMENTS

2.1 Basic Rent. Tenant will pay Basic Rent in monthly installments to Landlord, in advance, without offset or deduction, commencing on the Rent Commencement Date and continuing on the first day of each and every calendar month after the Rent Commencement Date during the Term. Tenant will make all Basic Rent payments to Landlord at the address specified in the Basic Terms or at such other place or in such other manner as Landlord may from time to time designate in writing. Tenant will make all Basic Rent payments without Landlord’s previous demand, invoice or notice for payment. Landlord and Tenant will prorate, on a per diem basis, Basic Rent for any partial month within the Term.

2.2 Additional Rent. Article 3 of this Lease requires Tenant to pay certain Additional Rent pursuant to estimates Landlord delivers to Tenant. Tenant will make all payments of estimated Additional Rent in accordance with Sections 3.3 and 3.4 without deduction or offset and without Landlord’s previous demand, invoice or notice for payment. Tenant will pay all other Additional Rent described in this Lease that is not estimated under Sections 3.3 and 3.4 within 10 days after receiving Landlord’s invoice for such Additional Rent. Tenant will make all Additional Rent payments to the same location and, except as described in the previous sentence, in the same manner as Tenant’s Basic Rent payments.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 5

2.3 Delinquent Rental Payments. If Tenant does not pay any installment of Basic Rent or any Additional Rent within three Business Days after the date the payment is due, Tenant will pay Landlord an additional amount equal to the greater of (a) interest on the delinquent payment calculated at the Maximum Rate from the date when the payment is due through the date the payment is made, or (b) a late payment charge equal to 5% of the amount of the delinquent payment. Landlord’s right to such compensation for the delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity.

2.4 Independent Obligations. Notwithstanding any contrary term or provision of this Lease, Tenant’s covenant and obligation to pay Rent is independent from any of Landlord’s covenants, obligations, warranties or representations in this Lease. Tenant will pay Rent without any right of offset or deduction.

ARTICLE 3

PROPERTY TAXES AND OPERATING EXPENSES

3.1 Utilities. Tenant shall pay the cost of all separately metered utilities used by the Premises directly to the applicable utility companies furnishing such utilities.

3.2 Payment of Property Expenses. Tenant will pay, as Additional Rent and in the manner this Article 3 describes, Property Expenses due and payable during any calendar year of the Term. Landlord will prorate Property Expenses due and payable during the calendar year in which the Lease commences or terminates as of the Commencement Date or termination date, as applicable, on a per diem basis based on the number of days of the Term within such calendar year.

3.3 Estimation of Property Expenses. Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term: (a) Property Taxes, (b) Operating Expenses and (d) the annual and monthly Additional Rent attributable to Property Expenses.

3.4 Payment of Estimated Property Expenses. Tenant will pay the amount Landlord estimates as Property Expenses under Section 3.2 for each calendar year of the Term in equal monthly installments, in advance, on the first day of each month during such calendar year. If Landlord has not delivered the estimates to Tenant by the first day of January of the applicable calendar year, Tenant will continue paying Property Expenses based on Landlord’s estimates for the previous calendar year. When Tenant receives Landlord’s estimates for the current calendar year, Tenant will pay the estimated amount (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 6

3.5 Re-Estimation of Property Expenses. Landlord may re-estimate Property Expenses from time to time during the Term. In such event, Landlord will re-estimate the monthly Additional Rent attributable to Property Expenses to an amount sufficient for Tenant to pay the re-estimated monthly amount over the balance of the calendar year. Landlord will notify Tenant of the re-estimate and Tenant will pay the re-estimated amount in the manner provided in the last sentence of Section 3.3.

3.6 Confirmation of Property Expenses. After the end of each calendar year within the Term, Landlord will determine the actual amount of Property Expenses for the expired calendar year and deliver to Tenant a written statement of such amounts. If Tenant paid less than the actual amount of Property Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent in the manner Section 2.2 describes. If Tenant paid more than the actual amount of Property Expenses specified in the statement, Landlord, at Landlord’s option, will either (a) refund the excess amount to Tenant, or (b) credit the excess amount against Tenant’s next due monthly installment or installments of estimated Additional Rent. If Landlord is delayed in delivering such statement to Tenant, such delay does not constitute Landlord’s waiver of Landlord’s rights under this section.

3.7 Tenant’s Inspection and Audit Rights. If Tenant is not in default in the performance of any of its obligations under this Lease, Tenant disputes Landlord’s determination of the actual amount of Property Expenses for any calendar year and Tenant delivers to Landlord written notice of the dispute within 30 days after Landlord’s delivery of the statement of such amount under Section 3.5, then Tenant (but not any subtenant or assignee), at its sole cost and expense, upon prior written notice and during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord maintains the applicable records), may audit Landlord’s records relating to the disputed amounts; provided, however, if the audit is to be performed by a third party, such third party (i) shall be a certified public accountant reasonably acceptable to Landlord and (ii) shall not be compensated by Tenant on a contingency fee basis, and (iii) shall have agreed with Landlord in writing to keep the results of such audit confidential. Tenant’s objection to Landlord’s determination of Property Expenses is deemed withdrawn unless Tenant completes and delivers the audit to Landlord within 60 days after the date Tenant delivers its dispute notice to Landlord under this section. If the audit shows that the amount Landlord charged Tenant for Property Expenses was greater than the amount this Article 3 obligates Tenant to pay, then, unless Landlord reasonably contests the audit, Landlord will refund the excess amount to Tenant, together with interest on the excess amount at the Maximum Rate (computed from the date Tenant delivers its dispute notice to Landlord) within 10 days after Landlord receives a copy of the audit report. If the audit shows that the amount Landlord charged Tenant for Property Expenses was less than the amount this Article 3 obligates Tenant to pay, Tenant will pay to Landlord, as Additional Rent, the difference between the amount Tenant paid and the amount determined in the audit. Pending resolution of any audit under this section, Tenant will continue to pay to Landlord the estimated amounts of Property Expenses in accordance with Sections 3.3 and 3.4. Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this section describes and for Tenant’s own account.

3.8 Personal Property Taxes. Tenant, prior to delinquency, will pay all taxes charged against Tenant’s trade fixtures and other personal property. Tenant will use all reasonable efforts to have such trade fixtures and other

Single Tenant Office Lease Agreement

Horizon Health Corporation - 7

personal property taxed separately from the Property. If any of Tenant’s trade fixtures and other personal property are taxed with the Property, Tenant will pay the taxes attributable to Tenant’s trade fixtures and other personal property to Landlord as Additional Rent.

3.9 Landlord’s Right to Contest Property Taxes. Landlord is not obligated to but may contest the amount or validity, in whole or in part, of any Property Taxes. Landlord’s contest will be at Landlord’s sole cost and expense, except that if Property Taxes are reduced (or if a proposed increase is avoided or reduced) because of Landlord’s contest, Landlord may include in its computation of Property Taxes the costs and expenses Landlord incurred in connection with the contest, including, but not limited to, reasonable attorneys fees, up to the amount of any Property Tax reduction Landlord realized from the contest or any Property Tax increase avoided or reduced in connection with the contest, as the case may be. Tenant may not contest Property Taxes but may request that Landlord contest Property Taxes on the condition that Tenant pay all Landlord’s out-of-pocket costs and expenses incurred in connection therewith. Landlord will not be obligated to contest Property Taxes following Tenant’s request at any time there is less than two full years remaining on the Term.

3.10 Waiver. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions of this Lease for determining charges, amounts and rent payable by Tenant (including without limitation, payments under this Article 3) are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER SECTION 93.004 OF THE TEXAS PROPERTY CODE, AS AMENDED FROM TIME TO TIME.

ARTICLE 4

USE

4.1 Permitted Use. Tenant will not vacate the Premises prior to the expiration of the Term without Landlord’s prior written consent, which consent Landlord may grant or withhold in its sole and absolute discretion. Tenant will not use the Premises for any purpose other than general office purposes. Tenant will not use the Property or knowingly permit the Premises to be used in violation of any Laws or in any manner that would (a) violate any certificate of occupancy affecting the Property; (b) make void or voidable any insurance now or after the Effective Date in force with respect to the Property; (c) cause injury or damage to the Property; (d) cause substantial diminution in the value or usefulness of all or any part of the Property (reasonable wear and tear excepted); or (e) constitute a public or private nuisance or waste. Tenant will obtain and maintain, at Tenant’s sole cost and expense, all permits and approvals required under the Laws for Tenant’s use of the Premises.

4.2 Acceptance of Premises. Except for the Warranty Terms, Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Building or the Property, specifically including, but not limited to, any

Single Tenant Office Lease Agreement

Horizon Health Corporation - 8

representation or warranty of suitability or fitness of the Building or the Property for any particular purpose. Subject to the Warranty Terms, Tenant accepts the Building and the Property in an “AS IS - WHERE IS” condition.

4.3 Increased Insurance. Tenant will not do on the Property or permit to be done on the Premises anything that will (a) increase the premium of any insurance policy Landlord carries covering the Premises or the Property; (b) cause a cancellation of or be in conflict with any such insurance policy; (c) result in any insurance company’s refusal to issue or continue any such insurance in amounts satisfactory to Landlord; or (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of Tenant’s operations in the Premises or use of the Property. Tenant, at Tenant’s sole cost and expense, will comply with all rules, orders, regulations and requirements of insurers and of the American Insurance Association or any other organization performing a similar function. Tenant will reimburse Landlord, as Additional Rent, for any additional premium charges for such policy or policies resulting from Tenant’s failure to comply with the provisions of this section.

4.4 Laws/Building Rules. This Lease is subject and subordinate to all Laws. A copy of the current Building Rules is attached to this Lease as EXHIBIT E. Landlord may amend the Building Rules from time to time in Landlord’s sole and absolute discretion.

4.5 Signs. Tenant may erect signs on the exterior of the Building or on the landscaped area adjacent thereto, provided that such sign or signs (a) do not cause any structural damage or other damage to the Building; (b) do not violate applicable governmental laws, ordinances, rules or regulations; (c) do not violate any existing covenants, conditions or restrictions affecting the Demised Premises; and (d) are compatible with the architecture of the Building and the landscaped area adjacent thereto. Tenant may not install any exterior sign until it has obtained all necessary governmental and quasi-governmental approvals therefor, all third party approvals, and Landlord’s reasonable approval as to the size, location, design and all other aspects thereof. When Tenant requests Landlord’s approval of any such sign, Tenant will concurrently submit to Landlord the proposed fabrication drawings thereof. Landlord’s consent to such sign shall be granted or withheld within five (5) business days following Tenant’s written request therefor accompanied by the documentation required above. If Landlord has failed to respond within said five business-day period, Tenant may give Landlord a second notice of Landlord’s failure to respond, and if Landlord does not grant or reasonably withhold its approval of such sign within ten (10) days after receipt of such second notice, Landlord’s approval shall be deemed granted. Tenant must remove such signage prior to the expiration or earlier termination of this Lease, and must repair and restore any damage to the Demised Premises caused by such installation and/or removal.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 9

ARTICLE 5

HAZARDOUS MATERIALS

5.1 Compliance with Hazardous Materials Laws. Tenant will not cause any Hazardous Material to be brought upon, kept or used on the Property in a manner or for a purpose prohibited by or that could result in liability under any Hazardous Materials Law. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Property required for Tenant’s use of the Premises and will notify Landlord of any and all Hazardous Materials Tenant brings upon, keeps or uses on the Property (other than small quantities of office cleaning or other office supplies as are customarily used by a tenant in the ordinary course in a general office facility). On or before the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, will completely remove from the Property (regardless whether any Hazardous Materials Law requires removal), in compliance with all Hazardous Materials Laws, all Hazardous Materials Tenant causes to be present in, on, under or about the Property. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Property, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Property.

5.2 Notice of Actions. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Property that result from or in any way relate to Tenant’s use of the Property immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claim made or threatened by any person relating to damage, contribution, liability, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person, including Tenant, to any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will also deliver to Landlord, as promptly as possible and in any event within five Business Days after Tenant first receives or sends the same, copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises or Tenant’s use of the Premises. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Premises. All such documentation will list Tenant or its agent as a responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or Property Manager.

5.3 Disclosure and Warning Obligations. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Premises or Property are Tenant’s sole responsibility, regardless whether the Hazardous Materials Laws permit or require Landlord to report or warn.

5.4 Indemnification. Tenant will release, indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage,

Single Tenant Office Lease Agreement

Horizon Health Corporation - 10

transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) resulting from or in any way related to Tenant’s use of the Premises or Property. Tenant’s obligations under this section include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, clean-up, detoxification or decontamination of the Property; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; (c) the value of any loss of use and any diminution in value of the Property; and (d) consultants fees, experts fees and response costs. The obligations of Tenant under this section survive the expiration or earlier termination of this Lease.

ARTICLE 6

SERVICES

6.1 Landlord’s Obligations. Landlord will provide electrical energy to the Premises for lighting and for operating office machines for general office use. Electrical energy will be sufficient for Tenant to operate personal computers and other equipment of similar low electrical consumption, but will not be sufficient for lighting in excess of six (6) watts per square foot installed or for electrical convenience outlets in excess of six (6) watts per square foot installed. Tenant will not use any equipment requiring electrical energy in excess of the above standards without receiving Landlord’s prior written consent, which consent Landlord will not unreasonably withhold but may condition on Tenant paying all costs of installing the equipment and facilities necessary to furnish such excess energy. Tenant will be responsible for replacing all lighting bulbs, tubes, ballasts and starters within the Premises at Tenant’s sole cost and expense.

6.2 Tenant’s Obligations. Tenant is solely responsible for paying directly to the applicable utility companies, prior to delinquency, all costs of electricity and all other separately metered or separately charged utilities, if any, to the Premises or to Tenant. Such electricity and other separately metered or charged amounts are not Operating Expenses. Except as provided in Sections 6.1, 17.1 and the Work Letter, Tenant will also obtain and pay for all other utilities and services Tenant requires with respect to the Premises (including, but not limited to, hook-up and connection charges).

6.3 Other Provisions Relating to Services. No interruption in, or temporary stoppage of, any of the services this Article 6 describes is to be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, nor does any interruption or stoppage relieve Tenant from any obligation this Lease describes, render Landlord liable for damages or entitle Tenant to any Rent abatement. Landlord is not required to provide any heat, air conditioning, electricity or other service in excess of that permitted by voluntary or involuntary governmental guidelines or other Laws. Landlord reserves the right, from time to time, to make reasonable and non-discriminatory modifications to the above standards for utilities and services.

6.4 Tenant Devices. 0Tenant will not, without Landlord’s prior written consent, use any apparatus or device in or about the Premises that causes substantial noise, odor or vibration. Tenant will not connect any apparatus or device to electrical current or water except through the electrical and water outlets Landlord installs in the Premises.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 11

ARTICLE 7

MAINTENANCE AND REPAIR

7.1 Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord will repair and maintain the following in good order, condition and repair: (a) the foundations, exterior walls and roof of the Building; (b) the electrical, mechanical, plumbing, heating and air conditioning systems, facilities and components located in the Building; and (c) all driveways, pathways, roadways, sidewalks, curbs, parking areas, loading areas, landscaped areas, entrances and passageways. Landlord’s repair and maintenance costs under this Section 7.1 are Operating Expenses. Neither Basic Rent nor Additional Rent will be reduced, nor will Landlord be liable, for loss or injury to or interference with Tenant’s property, profits or business arising from or in connection with Landlord’s performance of its obligations under this section.

7.2 Tenant’s Obligations. Except as otherwise specifically provided in this Lease, Landlord is not required to furnish any services or facilities, or to make any repairs or Alterations, in, about or to the Premises or the Property. Except as specifically described in Section 7.1, Tenant assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises. Except as specifically described in Section 7.1, Tenant, at Tenant’s sole cost and expense, will keep and maintain the Premises (including, but not limited to, all non-structural interior portions, systems and equipment; interior surfaces of exterior walls; interior moldings, partitions and ceilings; and interior electrical, lighting and plumbing fixtures) in good order, condition and repair, reasonable wear and tear and damage from insured casualties excepted. Tenant will keep the Premises in a neat and sanitary condition and will not commit any nuisance or waste in, on or about the Premises or the Property. If Tenant damages or injures any part of the Property other than the Premises, Landlord will repair the damage and Tenant will pay Landlord for all uninsured costs and expenses of Landlord in connection with the repair as Additional Rent. Tenant is solely responsible for and, to the fullest extent allowable under the Laws, will release, indemnify, protect and defend Landlord against (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from, the cost of repairing, and any Claims resulting from, any penetrations or perforations of the roof or exterior walls of the Building Tenant causes; provided, however, the foregoing indemnity shall not extend to penetrations or perforations made during the construction of the Tenant Improvements pursuant to the Work Letter. Tenant will maintain the Premises in a first-class and fully operative condition. Tenant’s repairs will be at least equal in quality and workmanship to the original work and Tenant will make the repairs in accordance with all Laws.

7.3 Alterations Required by Laws. If any governmental authority requires any Alteration to the Building or the Premises as a result of Tenant’s particular use of the Premises or as a result of any Alteration to the Premises made by or on behalf of Tenant, or if Tenant’s particular use of the Premises subjects Landlord or the Property to any obligation under any Laws, Tenant will pay the cost of all such Alterations or the cost of compliance, as the case may be; provided, however, the foregoing requirement is not intended and will not be construed to apply to any Alterations or cost of compliance that is attributable solely to the use of the Premises for general office uses. If any Alterations required

Single Tenant Office Lease Agreement

Horizon Health Corporation - 12

to be performed by Tenant pursuant to this Section 7.3 are Structural Alterations, Landlord will make the Structural Alterations; provided, however, that Landlord may require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Structural Alterations (including, without limitation, reasonable overhead and administrative costs). If the Alterations to be performed by Tenant pursuant to this Section 7.3 are not Structural Alterations, Tenant will make the Alterations at Tenant’s sole cost and expense in accordance with Article 8. The term “Alterations” when used in this Section 7.3 does not mean or refer to the Tenant Improvements to be constructed by Landlord pursuant to the Work Letter.

ARTICLE 8

CHANGES AND ALTERATIONS

8.1 Landlord Approval. Tenant will not make any Structural Alterations to the Building without Landlord’s consent, which consent may given or withheld in Landlord’s sole and absolute discretion. Tenant will not make any other Alterations costing in excess of $25,000 without Landlord’s prior written consent, which consent Landlord will not unreasonably withhold or delay; provided, however, that Landlord may impose conditions in its reasonable discretion. Along with any request for Landlord’s consent, Tenant will deliver to Landlord plans and specifications for the Alterations and names and addresses of all prospective contractors for the Alterations. If Landlord approves the proposed Alterations, Tenant, before commencing the Alterations or delivering (or accepting delivery of) any materials to be used in connection with the Alterations, will deliver to Landlord for Landlord’s reasonable approval copies of all contracts, proof of insurance required by Section 8.2, copies of any contractor safety programs, copies of all necessary permits and licenses and such other information relating to the Alterations as Landlord reasonably requests. Tenant will not commence the Alterations before Landlord, in Landlord’s reasonable discretion, approves the foregoing deliveries. Tenant will construct all approved Alterations or cause all approved Alterations to be constructed (a) promptly by a contractor Landlord approves in writing in Landlord’s good faith business judgment, (b) in a good and workmanlike manner, (c) in compliance with all Laws, (d) in accordance with all orders, rules and regulations of the Board of Fire Underwriters having jurisdiction over the Premises and any other body exercising similar functions, and (e) in full compliance with all of Landlord’s rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Property.

8.2 Tenant’s Responsibility for Cost and Insurance. Tenant will pay the cost and expense of all Alterations, including, without limitation, a reasonable charge for Landlord’s review, inspection and engineering time, and for any painting, restoring or repairing of the Building the Alterations occasion. Prior to commencing the Alterations, Tenant will deliver the following to Landlord in form and amount reasonably satisfactory to Landlord: (a) builder’s all risk insurance in an amount at least equal to the replacement value of the Building (excluding the Land, foundation, grading costs and excavation costs), (b) evidence that Tenant and each of Tenant’s contractors have in force liability insurance insuring against construction related risks, in at least the form, amounts and coverages required of Tenant under Article 10 and (c) copies of all applicable contracts and of all necessary permits and licenses. The insurance policies described in clauses (a) and (b) of this section must name Landlord and Landlord’s lender (if any) and Property Manager as additional insureds.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 13

8.3 Construction Obligations and Ownership. Landlord may inspect construction of the Alterations. Immediately after completing the Alterations, Tenant will furnish Landlord with contractor affidavits, full and final lien waivers and receipted bills covering all labor and materials expended and used in connection with the Alterations. Tenant will remove any Alterations Tenant constructs in violation of this Article 8 within 10 days after Landlord’s written request and in any event prior to the expiration or earlier termination of this Lease. All Alterations Tenant makes or installs (including all telephone, computer and other wiring and cabling located within the walls of and outside the Premises, but excluding Tenant’s movable trade fixtures, furniture and equipment) become the property of Landlord upon installation and, unless Landlord requires Tenant to remove the Alterations, Tenant will surrender the Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord. Landlord will advise Tenant within ten (10) days of any written request from Tenant (which request may be made prior to or after the construction or installation) as to whether Landlord will require the removal of any particular Alterations as aforesaid.

8.4 Liens. Tenant will keep the Property free from any mechanics’, materialmens’, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Tenant will notify Landlord in writing 30 days prior to commencing any Alterations in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. If any such liens are filed and Tenant, within 15 days after such filing, does not release the same of record or provide Landlord with a bond or other surety satisfactory to Landlord protecting Landlord and the Property against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, cause such liens to be released by any means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Additional Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys fees and costs).

8.5 Indemnification. To the fullest extent allowable under the Laws, Tenant will release, indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and the Property from and against any Claims in any manner relating to or arising out of any Alterations or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.

ARTICLE 9

RIGHTS RESERVED BY LANDLORD

9.1 Landlord’s Entry. Landlord and its authorized representatives may at all reasonable times and upon reasonable notice to Tenant enter the Premises to: (a) inspect the Premises; (b) show the Premises to prospective purchasers, mortgagees and tenants; (c) post notices of non-responsibility or other protective notices available under the Laws; or (d) exercise and perform Landlord’s rights and obligations under this Lease. Landlord, in the event of any emergency, may enter the Premises without notice to Tenant. Landlord’s entry into the Premises is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any

Single Tenant Office Lease Agreement

Horizon Health Corporation - 14

part of the Premises. Tenant will also permit Landlord (or its designees) to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord determines that such activities are necessary or appropriate for properly operating and maintaining the Building.

9.2 Control of Property. Landlord reserves all rights respecting the Property not specifically granted to Tenant under this Lease, including, without limitation, the right to: (a) change the name of the Building; (b) designate and approve all types of signs, window coverings, internal lighting and other aspects of the Premises and its contents that may be visible from the exterior of the Premises; (c) prohibit Tenant from installing vending or dispensing machines of any kind in or about the Premises other than those Tenant installs in the Premises solely for use by Tenant’s employees; (d) close the Building after Business Hours, except that Tenant and its employees and invitees may access the Premises after Business Hours in accordance with such rules and regulations as Landlord may prescribe from time to time for security purposes; (e) install, operate and maintain security systems that monitor, by closed circuit television or otherwise, all persons entering or leaving the Building; and (f) retain and receive master keys or pass keys to the Premises and all doors in the Premises. Notwithstanding the foregoing, or the provision of any security-related services by Landlord, Landlord is not responsible for the security of persons or property on the Property and Landlord is not and will not be liable in any way whatsoever for any breach of security not solely and directly caused by the willful misconduct of Landlord, its agents or employees.

9.3 Lock Box Agent/Rent Collection Agent. Landlord, from time to time, may designate a lock box collection agent or other person to collect Rent. In such event, Tenant’s payment of Rent to the lock box collection agent or other person is deemed to have been made (a) as of the date the lock box collection agent or other person receives Tenant’s payment (if the payment is not dishonored for any reason); or (b) if Tenant’s payment is dishonored for any reason, the date Landlord or Landlord’s agent collects the payment. Neither Tenant’s payment of any amount of Rent to the lock box collection agent or other person nor Landlord’s or Landlord’s agent’s collection of such amount if the payment is dishonored constitutes Landlord’s waiver of any default by Tenant in the performance of Tenant’s obligations under this Lease or Landlord’s waiver of any of Landlord’s rights or remedies under this Lease. If Tenant pays any amount to the lock box collection agent or other person other than the actual amount due Landlord, then Landlord’s or Landlord’s agent’s receipt or collection of such amount does not constitute an accord and satisfaction, Landlord is not prejudiced in collecting the proper amount due Landlord and Landlord may retain the proceeds of any such payment, whether restrictively endorsed or otherwise, and apply the same toward amounts due and payable by Tenant under this Lease.

ARTICLE 10

INSURANCE

10.1 Tenant’s Insurance Obligations. Tenant, at all times during the Term and during any early occupancy period, at Tenant’s sole cost and expense, will maintain the insurance this Section 10.1 describes.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 15

10.1.1 Liability Insurance. Commercial general liability insurance (providing coverage at least as broad as the current ISO form) with respect to the Premises and Tenant’s activities in the Premises and upon and about the Property, on an occurrence basis, with minimum limits of $1,000,000 each occurrence and $3,000,000 general aggregate. Such insurance must include specific coverage provisions or endorsements (a) for broad form contractual liability insurance insuring Tenant’s obligations under this Lease; (b) naming Landlord and Property Manager as additional insureds by an Additional Insured - Managers or Lessors of Premises endorsement (or equivalent coverage or endorsement); (c) waiving the insurers subrogation rights against all Landlord Parties; (d) providing Landlord with at least 30 days prior notice of modification, cancellation, non-renewal or expiration; and (e) expressly stating that Tenant’s insurance will be provided on a primary and non-contributory basis. If Tenant provides such liability insurance under a blanket policy, the insurance must be made specifically applicable to the Premises and this Lease on a per location basis.

10.1.2 Property Insurance. At Tenant’s option, property insurance providing coverage at least as broad as the current ISO Special Form (all-risks) policy in an amount not less than the full insurable replacement cost of all of Tenant’s trade fixtures and other personal property within the Premises and including business income insurance covering at least nine months loss of income from Tenant’s business in the Premises. If Tenant provides such property insurance under a blanket policy, the insurance must include agreed amount, no coinsurance provisions.

10.1.3 Other Insurance. Such other insurance as may be required by any Laws from time to time or may reasonably be required by Landlord from time to time. If insurance obligations generally required of tenants in similar space in similar office buildings in the area in which the Premises is located increase or otherwise change, Landlord may likewise increase or otherwise change Tenant’s insurance obligations under this Lease.

10.1.4 Miscellaneous Insurance Provisions. All of Tenant’s insurance will be written by companies rated at least Best A-VII and otherwise reasonably satisfactory to Landlord. Tenant will deliver a certified copy of each policy, or other evidence of insurance satisfactory to Landlord, (a) on or before the Commencement Date (and prior to any earlier occupancy by Tenant), (b) not later than 30 days prior to the expiration of any current policy or certificate, and (c) at such other times as Landlord may reasonably request. If Landlord allows Tenant to provide evidence of insurance by certificate, Tenant will deliver an ACORD Form 27 certificate and will attach or cause to be attached to the certificate copies of the endorsements this Section 10.1 requires (including specifically, but without limitation, the additional insured endorsement). Tenant’s insurance must permit releases of liability and provide for waiver of subrogation as provided in Section 10.1.5.

10.1.5 Tenant’s Waiver and Release of Claims and Subrogation. To the extent not prohibited by the Laws, Tenant, on behalf of Tenant and its insurers, waives, releases and discharges the Landlord Parties from all Claims arising out of personal injury or damage to or destruction of the Premises, Property or Tenant’s trade fixtures, other personal property or business, and any loss of use or business interruption, occasioned by any fire or other casualty or occurrence whatsoever (whether similar or dissimilar), regardless whether any such Claim results from the negligence or fault of any Landlord Party or otherwise, and Tenant

Single Tenant Office Lease Agreement

Horizon Health Corporation - 16

will look only to Tenant’s insurance coverage (regardless whether Tenant maintains any such coverage) in the event of any such Claim. Tenant’s trade fixtures, other personal property and all other property in Tenant’s care, custody or control, is located at the Property at Tenant’s sole risk. Landlord is not liable for any damage to such property or for any theft, misappropriation or loss of such property. Tenant is solely responsible for providing such insurance as may be required to protect Tenant, its employees and invitees against any injury, loss, or damage to persons or property occurring in the Premises or at the Property, including, without limitation, any loss of business or profits from any casualty or other occurrence at the Property.

10.1.6 No Limitation. Landlord’s establishment of minimum insurance requirements is not a representation by Landlord that such limits are sufficient and does not limit Tenant’s liability under this Lease in any manner.

10.2 Landlord’s Insurance Obligations. Landlord will (except for the optional coverages and endorsements Section 10.2.1 describes) at all times during the Term maintain the insurance this Section 10.2 describes. All premiums and other costs and expenses Landlord incurs in connection with maintaining such insurance are Operating Expenses.

10.2.1 Property Insurance. Property insurance on the Building in an amount not less than the full insurable replacement cost of the Building insuring against loss or damage by fire and such other risks as are covered by the current ISO Special Form policy. Landlord, at its option, may obtain such additional coverages or endorsements as Landlord deems appropriate or necessary, including, without limitation, insurance covering foundation, grading, excavation and debris removal costs; business income and rents insurance; earthquake insurance; flood insurance; and other coverages. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will not cover or be applicable to any property of Tenant within the Premises or otherwise located at the Property.

10.2.2 Liability Insurance. Commercial general liability insurance against claims for bodily injury, personal injury, and property damage occurring at the Property in such amounts as Landlord deems necessary or appropriate. Such liability insurance will protect only Landlord and, at Landlord’s option, Landlord’s lender and some or all of the Landlord Parties, and does not replace or supplement the liability insurance this Lease obligates Tenant to carry.

10.2.3 Landlord’s Waiver and Release of Claims and Subrogation. To the extent not expressly prohibited by the Laws, Landlord, on behalf of Landlord and its insurers, waives, releases and discharges Tenant from all claims or demands whatsoever arising out of damage to or destruction of the Property, or loss of use of the Property, occasioned by fire or other casualty, regardless whether any such claim or demand results from the negligence or fault of Tenant, or otherwise, and Landlord will look only to Landlord’s insurance coverage (regardless whether Landlord maintains any such coverage) in the event of any such claim. Notwithstanding the foregoing, Tenant will continue paying Rent without any right of abatement, to the extent Landlord does not receive rent interruption insurance proceeds, if Tenant’s negligence or fault causes or contributes to any damage to the Premises or the Property. Landlord’s policy or policies of property insurance will permit releases of liability and will provide for waiver of subrogation as provided in this section.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 17

10.3 Tenant’s Indemnification of Landlord. In addition to Tenant’s other indemnification obligations in this Lease but subject to Landlord’s agreements in Section 10.2, Tenant, to the fullest extent allowable under the Laws, will release, indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against all Claims arising from (a) any breach or default by Tenant in the performance of any of Tenant’s covenants or agreements in this Lease, (b) any act, omission, negligence or misconduct of Tenant, (c) any accident, injury, occurrence or damage in, about or to the Premises, and (d) to the extent caused in whole or in part by Tenant, any accident, injury, occurrence or damage in, about or to the Property.

10.4 Tenant’s Waiver. In addition to the other waivers of Tenant described in this Lease and to the extent not expressly prohibited by the Laws, Landlord and the other Landlord Parties are not liable for, and Tenant waives, any and all Claims against Landlord and the other Landlord Parties for any damage to Tenant’s trade fixtures, other personal property or business, and any loss of use or business interruption, resulting directly or indirectly from (a) any existing or future condition, defect, matter or thing in the Premises or on the Property, (b) any equipment or appurtenance becoming out of repair, (c) any occurrence, act or omission of any Landlord Party or any other person. This section applies especially, but not exclusively, to damage caused by the flooding of basements or other subsurface areas and by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, noise or the bursting or leaking of pipes or plumbing fixtures. The waiver this section describes applies regardless whether any such damage results from an act of God or an act or omission of any other person.

10.5 Tenant’s Failure to Insure. Notwithstanding any contrary language in this Lease and any notice and cure rights this Lease provides Tenant, if Tenant fails to provide Landlord with evidence of insurance as required under Section 10.1.4, Landlord may assume that Tenant is not maintaining the insurance Section 10.1 requires Tenant to maintain and Landlord may, but is not obligated to, without further demand upon Tenant or notice to Tenant and without giving Tenant any cure right or waiving or releasing Tenant from any obligation contained in this Lease, obtain such insurance for Landlord’s benefit. In such event, Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs obtaining such insurance. Landlord’s exercise of its rights under this section does not relieve Tenant from any default under this Lease.

ARTICLE 11

DAMAGE OR DESTRUCTION

11.1 Tenantable Within 180 Days. Except as provided in Section 11.3, if fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that it can make the Premises tenantable within 180 days after the date of the casualty, then Landlord will notify Tenant that Landlord will repair and restore the Building and the Premises to as near their condition prior to the casualty as is reasonably possible within the 180 day period (subject to delays caused by Tenant Delays or Force Majeure). Landlord will provide the notice within 30 days after the date of the casualty. In such case, this Lease remains in full force and effect, but, except as provided in Section 10.2.3, Basic Rent and

Single Tenant Office Lease Agreement

Horizon Health Corporation - 18

Property Expenses for the period during which the Premises are untenantable abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises).

11.2 Not Tenantable Within 180 Days. If fire or other casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that it cannot make the Premises tenantable within 180 days after the date of the casualty, then Landlord will so notify Tenant within 30 days after the date of the casualty and may, in such notice, terminate this Lease effective on the date of Landlord’s notice. If Landlord does not terminate this Lease as provided in this section, Tenant may terminate this Lease by notifying Landlord within 30 days after the date of Landlord’s notice, which termination will be effective 30 days after the date of Tenant’s notice.

11.3 Insufficient Proceeds. Notwithstanding any contrary language in this Article 11, if this Article 11 obligates Landlord to repair damage to the Premises or building caused by fire or other casualty and Landlord does not receive sufficient insurance proceeds (excluding any deficiency caused by the amount of any policy deductible) to repair all of the damage, or if Landlord’s lender does not allow Landlord to use sufficient proceeds to repair all of the damage, then Landlord, at Landlord’s option, by notifying Tenant within 30 days after the casualty, may terminate this Lease effective on the date of Landlord’s notice.

11.4 Landlord’s Repair Obligations. If this Lease is not terminated under Sections 11.2 through 11.4 following a fire or other casualty, then Landlord will repair and restore the Premises and the Building to as near their condition prior to the fire or other casualty as is reasonably possible with all commercially reasonable diligence and speed (subject to delays caused by Tenant Delay or Force Majeure) and, except as provided in Section 10.2.3, Basic Rent and Property Expenses for the period during which the Premises are untenantable will abate pro rata (based upon the rentable area of the untenantable portion of the Premises as compared with the rentable area of the entire Premises). In no event is Landlord obligated to repair or restore any Alterations or Tenant Improvements that are not covered by Landlord’s insurance, any special equipment or improvements installed by Tenant, any personal property, or any other property of Tenant.

11.5 Rent Apportionment Upon Termination. If either Landlord or Tenant terminates this Lease under this Article 11, Landlord will apportion Basic Rent and Property Expenses on a per diem basis and Tenant will pay the Basic Rent and Property Expenses to (a) the date of the fire or other casualty if the event renders the Premises completely untenantable or (b) if the event does not render the Premises completely untenantable, the effective date of such termination (provided that if a portion of the Premises is rendered untenantable, but the remaining portion is tenantable, then, except as provided in Section 10.2.3, Tenant’s obligation to pay Basic Rent and Property Expenses abates pro rata [based upon the rentable area of the untenantable portion of the Premises divided by the rentable area of the entire Premises] from the date of the casualty and Tenant will pay the unabated portion of the Rent to the date of such termination).

Single Tenant Office Lease Agreement

Horizon Health Corporation - 19

11.6 Exclusive Casualty Remedy. The provisions of this Article 11 are Tenant’s sole and exclusive rights and remedies in the event of a casualty. To the extent permitted by the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights (by virtue of a casualty) not specifically described in this Article 11.

ARTICLE 12

EMINENT DOMAIN

12.1 Termination of Lease. If a Condemning Authority desires to effect a Taking of all or any material part of the Property, Landlord will notify Tenant and Landlord and Tenant will reasonably determine whether the Taking will render the Premises unsuitable for Tenant’s intended purposes. If Landlord and Tenant conclude that the Taking will render the Premises unsuitable for Tenant’s intended purposes, Landlord and Tenant will document such determination and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Property taken. Tenant will pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Building or if a Taking reduces the value of the Property by 50% or more (as reasonably determined by Landlord), then Landlord, at Landlord’s option, by notifying Tenant prior to the date the Condemning Authority takes possession of the portion of the Property taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken.

12.2 Landlord’s Repair Obligations. If this Lease does not terminate with respect to the entire Premises under Section 12.1 and the Taking includes a portion of the Premises, this Lease automatically terminates as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Basic Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Basic Rent provided for in this Lease multiplied by a fraction, the numerator of which is the rentable area of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the rentable area of the Premises prior to the Taking. Tenant’s obligation to pay Basic Rent will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises.

12.3 Tenant’s Participation. Landlord is entitled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking. Accordingly, Tenant waives and assigns to Landlord any interest of Tenant in any such damages, awards or payments. Tenant may prove in any condemnation proceedings and may receive any separate award for damages to or condemnation of Tenant’s movable trade fixtures and equipment and for moving expenses; provided however, that Tenant has no right to receive any award for its interest in this Lease or for loss of leasehold.

12.4 Exclusive Taking Remedy. The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies in the event of a Taking. To the extent permitted by the Laws, Tenant waives the benefits of any Law

Single Tenant Office Lease Agreement

Horizon Health Corporation - 20

that provides Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.

ARTICLE 13

TRANSFERS

13.1 Restriction on Transfers.

13.1.1 General Prohibition. Except as set forth in Sections 13.1.2 and 13.1.3, Tenant will not cause or suffer a Transfer without obtaining Landlord’s prior written consent. Landlord may grant or withhold consent in Landlord’s sole and absolute discretion. Landlord may also, at Landlord’s option by notifying Tenant, recapture any portion of the Premises that would be affected by such Transfer. Tenant’s request for consent to a Transfer must describe in detail the parties, terms and portion of the Premises affected. Landlord will notify Tenant of Landlord’s election to consent, withhold consent and/or recapture within 30 days after receiving Tenant’s written request for consent to the Transfer. If Landlord consents to the Transfer, Landlord may impose on Tenant or the transferee such conditions as Landlord, in its sole discretion, deems appropriate. Tenant will, in connection with requesting Landlord’s consent, provide Landlord with a copy of any and all documents and information regarding the proposed Transfer and the proposed transferee as Landlord reasonably requests. No Transfer, including, without limitation, a Transfer under Section 13.1.2, releases Tenant from any liability or obligation under this Lease and Tenant remains liable to Landlord after such a Transfer as a principal and not as a surety. If Landlord consents to any Transfer, Tenant will pay to Landlord, as Additional Rent, 50% of any amount Tenant receives on account of the Transfer in excess of the amounts this Lease otherwise requires Tenant to pay. Any attempted Transfer in violation of this Lease is null and void and constitutes a breach of this Lease.

13.1.2 Transfers to Affiliates. Tenant, without Landlord’s consent (provided that Tenant is not in default in the performance of its obligations under this Lease), may cause a Transfer to an Affiliate if Tenant (a) notifies Landlord at least 30 days prior to such Transfer; (b) delivers to Landlord, at the time of Tenant’s notice, current financial statements of Tenant and the proposed transferee that are reasonably acceptable to Landlord; and (c) the transferee assumes and agrees in a writing reasonably acceptable to Landlord to perform Tenant’s obligations under this Lease and to observe all terms and conditions of this Lease. Landlord’s right described in Section 13.1.1 to share in any profit Tenant receives from a Transfer permitted under this Section 13.1.2 and Landlord’s recapture right under Section 13.1.1 does not apply to any Transfer this Section 13.1.2 permits.

13.1.3 Tenant’s Right to Mortgage. Notwithstanding the restrictions in Section 13.1.1 above, Tenant shall have the right, from time to time, without Landlord’s consent, to mortgage Tenant’s leasehold estate (but not Landlord’s interest in the Property) to a Permitted Mortgagee (as defined below) if (and only if) such Permitted Mortgagee executes and delivers to Landlord a written agreement providing that (i) such Permitted Mortgagee shall have no lien against Landlord’s fee simple title to the Demised Premises; (ii) such Permitted Mortgagee’s lien is subject in all respects to the rights of Landlord under this Lease, including its interest in the Building and the Tenant Improvements that will become the property of Landlord upon the expiration or earlier termination of this Lease; (iii) if a

Single Tenant Office Lease Agreement

Horizon Health Corporation - 21

default should occur under the agreements between Tenant and such Permitted Mortgagee, such Permitted Mortgagee will provide Landlord notice of its intent to foreclose its lien and notice that is has foreclosed such lien; (iv) upon a foreclosure or other acquisition of Tenant’s interest in this Lease, such Permitted Mortgagee shall acquire Tenant’s interest in this Lease subject to all of the obligations of Tenant (including all monetary obligations whether or not arising after such foreclosure) and all of the rights of Landlord under this Lease; and (v) any assignment or subletting of the Demised Premises by a purchaser at foreclosure or other assignee of a Permitted Mortgagee shall be subject to the terms of this Article 13. The term “Permitted Mortgagee” shall mean a third party institutional lender that is granted a mortgage to secure Tenant’s obligation to pay a commercial loan related to Tenant’s business operations.

13.2 Costs. Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord incurs in connection with any Transfer, including, without limitation, reasonable attorneys fees and costs, regardless whether Landlord consents to the Transfer.

ARTICLE 14

DEFAULTS; REMEDIES

14.1 Events of Default. The occurrence of any of the following constitutes an Event of Default by Tenant under this Lease:

14.1.1 Failure to Pay Rent. Tenant fails to pay Basic Rent, any monthly installment of Property Expenses or any other Additional Rent amount as and when due and such failure continues for five days after Landlord notifies Tenant.

14.1.2 Failure to Perform. Tenant breaches or fails to perform any of Tenant’s nonmonetary obligations under this Lease and the breach or failure continues for a period of 30 days after Landlord notifies Tenant of Tenant’s breach or failure; provided that if Tenant cannot reasonably cure its breach or failure within a 30 day period, Tenant’s breach or failure is not an Event of Default if Tenant commences to cure its breach or failure within the 30 day period and thereafter diligently pursues the cure and effects the cure within a period of time that does not exceed 60 days after the expiration of the 30 day period. Notwithstanding any contrary language contained in this Section 14.1.2, Tenant is not entitled to any notice or cure period before an uncurable breach of this Lease (or failure) becomes an Event of Default.

14.1.3 Misrepresentation. The existence of any material misrepresentation or omission in any financial statements, correspondence or other information provided to Landlord by or on behalf of Tenant in connection with (a) Tenant’s negotiation or execution of this Lease; (b) Landlord’s evaluation of Tenant as a prospective tenant at the Property; (c) any proposed or attempted Transfer; or (d) any consent or approval Tenant requests under this Lease.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 22

14.1.4 Other Defaults. (a) Tenant makes a general assignment or general arrangement for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant; (c) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed against Tenant and is not dismissed within 60 days; (d) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within 30 days; or (e) substantially all of Tenant’s assets, substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure not discharged within 30 days. If a court of competent jurisdiction determines that any act described in this section does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant Transfers Tenant’s interest hereunder, then Landlord is entitled to receive, as Additional Rent, the amount by which the Rent (or any other consideration) paid in connection with the Transfer exceeds the Rent otherwise payable by Tenant under this Lease.

14.1.5 Notice Requirements. The notices required by this Section 14.1 are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements.

14.2 Remedies. Upon the occurrence of any Event of Default, Landlord, at any time and from time to time, and without preventing Landlord from exercising any other right or remedy, may exercise any one or more of the following remedies:

14.2.1 Termination of Tenant’s Possession; Re-entry and Relettinq Right. Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord. Unless Landlord specifically states that it is terminating this Lease, Landlord’s termination of Tenant’s right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant’s obligations and liabilities under this Lease. In such event, this Lease continues in full force and effect (except for Tenant’s right to possess the Premises) and Tenant continues to be obligated for and must pay all Rent as and when due under this Lease. If Landlord terminates Tenant’s right to possess the Premises, Landlord is not obligated to but may re-enter the Premises and remove all persons and property from the Premises. Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the cost and for the account of Tenant. Upon such re-entry, Landlord is not obligated to but may relet all or any part of the Premises to a third party or parties for Tenant’s account. Tenant is immediately liable to Landlord for all Re-entry Costs and must pay Landlord the same within five days after Landlord’s notice to Tenant. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, Tenant will continue to pay Rent when due under this Lease and Landlord will refund to Tenant the Net Rent Landlord actually receives from the reletting up to a maximum amount equal to the Rent Tenant paid that came due after Landlord’s reletting. If the Net Rent Landlord actually receives from reletting exceeds such Rent, Landlord will apply the excess sum to future Rent due under this Lease. Landlord may retain any surplus Net Rent remaining at the expiration of the Term.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 23

14.2.2 Termination of Lease. Terminate this Lease effective on the date Landlord specifies in its termination notice to Tenant. Upon termination, Tenant will immediately surrender possession of the Premises to Landlord. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant will pay to Landlord on demand all damages Landlord incurs by reason of Tenant’s default, including, without limitation, (a) all Rent due and payable under this Lease as of the effective date of the termination; (b) any amount necessary to compensate Landlord for any detriment proximately caused Landlord by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would likely result from Tenant’s failure to perform, including, but not limited to, any Re-entry Costs, (c) an amount equal to the difference between the present worth, as of the effective date of the termination, of the Basic Rent for the balance of the Term remaining after the effective date of the termination (assuming no termination) and the present worth, as of the effective date of the termination, of a fair market Rent for the Premises for the same period (as Landlord reasonably determines the fair market Rent) and (d) Property Expenses to the extent Landlord is not otherwise reimbursed for such Property Expenses. For purposes of this section, Landlord will compute present worth by utilizing a discount rate of 8% per annum. Nothing in this section limits or prejudices Landlord’s right to prove and obtain damages in an amount equal to the maximum amount allowed by the Laws, regardless whether such damages are greater than the amounts set forth in this section.

14.2.3 [Intentionally deleted].

14.2.4 Self Help. Perform the obligation on Tenant’s behalf without waiving Landlord’s rights under this Lease, at law or in equity and without releasing Tenant from any obligation under this Lease. Tenant will pay to Landlord, as Additional Rent, all sums Landlord pays and obligations Landlord incurs on Tenant’s behalf under this section.

14.2.5 Other Remedies. Any other right or remedy available to Landlord under this Lease, at law or in equity.

14.3 Costs. Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord incurs in connection with, resulting from or related to any breach or default of Tenant under this Lease, regardless whether the breach or default constitutes an Event of Default, and regardless whether suit is commenced or judgment is entered. Such loss includes all reasonable legal fees, costs and expenses (including paralegal fees and other professional fees and expenses) Landlord incurs investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. Tenant will also indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against all Claims Landlord or any of the other Landlord Parties incurs if Landlord or any of the other Landlord Parties becomes or is made a party to any claim or action (a) instituted by Tenant or by or against any person holding any interest in the Premises by, under or through Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; or (c) otherwise arising out of or resulting from any act or omission of Tenant or such other person. In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord’s fees, expenses and damages, including, but not limited to, reasonable attorneys fees and paralegal and other professional

Single Tenant Office Lease Agreement

Horizon Health Corporation - 24

fees and expenses, Landlord incurs in connection with protecting its interests in any bankruptcy or insolvency proceeding involving Tenant, including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.

14.4 Waiver and Release by Tenant. Tenant waives and releases all Claims Tenant may have resulting from Landlord’s re-entry and taking possession of the Premises by any lawful means and removing and storing Tenant’s property as permitted under this Lease, regardless whether this Lease is terminated, and, to the fullest extent allowable under the Laws, Tenant will release, indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties from and against any and all Claims occasioned thereby. No such reentry is to be considered or construed as a forcible entry by Landlord.

14.5 Landlord’s Default. If Landlord defaults in the performance of any of its obligations under this Lease, Tenant will notify Landlord of the default and Landlord will have 30 days after receiving such notice to cure the default. If Landlord is not reasonably able to cure the default within a 30 day period, Landlord will have an additional reasonable period of time to cure the default as long as Landlord commences the cure within the 30 day period and thereafter diligently pursues the cure. In no event is Landlord liable to Tenant or any other person for consequential, special or punitive damages, including, without limitation, lost profits.

14.6 No Waiver. Except as specifically set forth in this Lease, no failure by Landlord or Tenant to insist upon the other party’s performance of any of the terms of this Lease or to exercise any right or remedy upon a breach thereof, constitutes a waiver of any such breach or of any breach or default by the other party in its performance of its obligations under this Lease. No acceptance by Landlord of full or partial Rent from Tenant or any third party during the continuance of any breach or default by Tenant of Tenant’s performance of its obligations under this Lease constitutes Landlord’s waiver of any such breach or default. Except as specifically set forth in this Lease, none of the terms of this Lease to be kept, observed or performed by a party to this Lease, and no breach thereof, are waived, altered or modified except by a written instrument executed by the other party. One or more waivers by a party to this Lease is not to be construed as a waiver of a subsequent breach of the same covenant, term or condition. No statement on a payment check from a party to this Lease or in a letter accompanying a payment check is binding on the other party. The party receiving the check, with or without notice to the other party, may negotiate such check without being bound to the conditions of any such statement.

ARTICLE 15

CREDITORS; ESTOPPEL CERTIFICATES

15.1 Subordination. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Property, is subject and subordinate to the lien of any Mortgage. Tenant, on Landlord’s demand, will

Single Tenant Office Lease Agreement

Horizon Health Corporation - 25

execute and deliver to Landlord or to any other person Landlord designates any instruments, releases or other documents reasonably required to confirm the self-effectuating subordination of this Lease as provided in this section to the lien of any Mortgage. The subordination to any future Mortgage provided for in this section is expressly conditioned upon the mortgagees agreement that as long as Tenant is not in default in the payment of Rent or the performance and observance of any covenant, condition, provision, term or agreement to be performed and observed by Tenant under this Lease, beyond any applicable grace or cure period this Lease provides Tenant, the holder of the Mortgage will not disturb Tenant’s rights under this Lease. The lien of any existing or future Mortgage will not cover Tenant’s moveable trade fixtures or other personal property of Tenant located in or on the Premises.

15.2 Attornment. If any ground lessor, holder of any Mortgage at a foreclosure sale or any other transferee acquires Landlord’s interest in this Lease, the Premises or the Property, Tenant will attorn to the transferee of or successor to Landlord’s interest in this Lease, the Premises or the Property (as the case may be) and recognize such transferee or successor as landlord under this Lease.

Tenant waives the protection of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

15.3 Mortgagee Protection Clause. Tenant will give the holder of any Mortgage, by registered mail, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or the holder of the Mortgage previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of such holder. Tenant further agrees that if Landlord fails to cure such default within the time provided for in this Lease, then Tenant will provide written notice of such failure to such holder and such holder will have an additional 15 days within which to cure the default. If the default cannot be cured within the additional 15 day period, then the holder will have such additional time as may be necessary to effect the cure if, within the 15 day period, the holder has commenced and is diligently pursuing the cure (including without limitation commencing foreclosure proceedings if necessary to effect the cure).

15.4 Estoppel Certificates.

15.4.1 Contents. Upon Landlord’s written request, Tenant will execute, acknowledge and deliver to Landlord a written statement in form satisfactory to Landlord certifying: (a) that this Lease (and all guaranties, if any) is unmodified and in full force and effect (or, if there have been any modifications, that the Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by Landlord under this Lease known to Tenant, and, if so, specifying the same; (e) specifying any existing claims or defenses in favor of Tenant against the enforcement of this Lease (or of any guaranties); and (f) such other factual statements as Landlord, any lender, prospective lender, investor or purchaser may request. Tenant will deliver the statement to Landlord within 10 Business Days after Landlord’s request. Landlord may give any such statement by Tenant to any lender, prospective lender, investor or purchaser of all or any part of the Property and any such party may conclusively rely upon such statement as true and correct.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 26

15.4.2 Failure to Deliver. If Tenant does not timely deliver the statement referenced in Section 15.4.1 to Landlord, (a) Landlord may execute and deliver the statement to any third party on behalf of Tenant and (b) such failure constitutes an Event of Default under this Lease. Further, if Tenant so fails to timely deliver the statement, Landlord and any lender, prospective lender, investor or purchaser may conclusively presume and rely, except as otherwise represented by Landlord, (i) that the terms and provisions of this Lease have not been changed; (ii) that this Lease has not been canceled or terminated; (iii) that not more than one month’s Rent has been paid in advance; and (iv) that Landlord is not in default in the performance of any of its obligations under this Lease. In such event, Tenant is estopped from denying the truth of such facts.

ARTICLE 16

TERMINATION OF LEASE

16.1 Surrender of Premises. Tenant will surrender the Premises to Landlord at the expiration or earlier termination of this Lease in good order, condition and repair, reasonable wear and tear, permitted Alterations and damage by casualty or condemnation excepted, and will surrender all keys to Landlord or Property Manager at the place then fixed for Tenant’s payment of Basic Rent or as Landlord may otherwise direct. Tenant will also inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises or on the Property. Tenant will at such time remove all of its property from the Premises and, if Landlord so requests, all previously specified Alterations Tenant placed on the Premises. Tenant will promptly repair any damage to the Premises caused by such removal. If Tenant does not surrender the Premises in accordance with this section, Tenant will release, indemnify, defend (with counsel reasonably acceptable to Landlord) protect and hold harmless Landlord from and against any Claim resulting from Tenant’s delay in so surrendering the Premises, including, without limitation, any Claim made by any succeeding occupant founded on such delay. All property of Tenant not removed on or before the last day of the Term is deemed abandoned. Tenant appoints Landlord as Tenant’s agent to remove, at Tenant’s sole cost and expense, all of Tenant’s property from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant, and Landlord will not be liable for damage, theft, misappropriation or loss thereof or in any manner in respect thereto.

16.2 Holding Over. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease but with Landlord’s written consent, Tenant is deemed to be occupying the Premises as a tenant from month-to-month, subject to all provisions, conditions and obligations of this Lease applicable to a month-to-month tenancy, except that (a) Basic Rent will equal the greater of Basic Rent payable by Tenant in the last Lease Year of the Term or Landlord’s then current basic rent for the Premises according to Landlord’s rental rate schedule for prospective tenants, and (b) either Landlord or Tenant may terminate the month-to-month tenancy at any time upon 30 days prior written notice to the other party. If Tenant possesses the Premises after the Term expires or is otherwise terminated without executing a new lease and without Landlord’s written consent, Tenant is deemed to be occupying the Premises without

Single Tenant Office Lease Agreement

Horizon Health Corporation - 27

claim of right (but subject to all terms and conditions of this Lease) and, in addition to Tenant’s liability for failing to surrender possession of the Premises as provided in Section 16.1, Tenant will pay Landlord a charge for each day of occupancy after expiration of the Term in an amount equal to 150% of Tenant’s then-existing Rent (on a daily basis).

ARTICLE 17

ADDITIONAL PROVISIONS

17.1 Initial Improvements.

17.1.1 Building Improvements. Landlord will provide, at no cost to Tenant, the Building Improvements in accordance with the Work Letter.

17.1.2 Tenant Improvements. Landlord will cause to be constructed, at Tenant’s sole cost and expense, all Tenant Improvements in accordance with the Work Letter.

17.2 Parking. There will be no monthly parking charge for parking at the Property. Parking at the Property by Tenant is subject to the other provisions of this Lease, including without limitation, the Building Rules. In no event will Landlord be liable for any loss, damage or theft of, to or from any vehicle at the Property.

ARTICLE 18

MISCELLANEOUS PROVISIONS

18.1 Notices. All Notices must be in writing and must be sent by personal delivery, United States registered or certified mail (postage prepaid) or by an independent overnight courier service, addressed to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this section. Notices given by mail are deemed delivered within three Business Days after the party sending the Notice deposits the Notice with the United States Post Office. Notices delivered by courier are deemed delivered on the next Business Day after the day the party delivering the Notice timely deposits the Notice with the courier for overnight (next day) delivery.

18.2 Transfer of Landlord’s Interest. If Landlord Transfers any interest in the Premises for any reason other than collateral security purposes, the transferor is automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the Transfer, provided that the transferor will deliver to the transferee any funds the transferor holds in which Tenant has an interest (such as a security deposit). Landlord’s covenants and obligations in this Lease bind each successive Landlord only during and with respect to its respective period of ownership. However, notwithstanding any such Transfer, the transferor remains entitled to the benefits of Tenant’s indemnity and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during the transferors period of ownership.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 28

18.3 Successors. The covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.

18.4 Captions and Interpretation. The captions of the articles and sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.

18.5 Relationship of Parties. This Lease does not create the relationship of principal and agent, or of partnership, joint venture, or of any association or relationship between Landlord and Tenant other than that of landlord and tenant.

18.6 Entire Agreement; Amendment. The Basic Terms and all exhibits, addenda and schedules attached to this Lease are incorporated into this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All preliminary and contemporaneous negotiations, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than to the Building Rules) is binding on Landlord or Tenant unless it is in writing and signed by the party to be charged with performance.

18.7 Severability. If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease, will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

18.8 Landlord’s Limited Liability. Tenant will look solely to Landlord’s interest in the Property for recovering any judgment or collecting any obligation from Landlord or any other Landlord Party. Tenant agrees that neither Landlord nor any other Landlord Party will be personally liable for any judgment or deficiency decree.

18.9 Survival. All of Tenant’s obligations under this Lease (together with interest on payment obligations at the Maximum Rate) accruing prior to expiration or other termination of this Lease survive the expiration or other termination of this Lease. Further, all of Tenant’s release, indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease, without limitation.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 29

18.10 Attorneys Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys fees, costs and expenditures) from the nonprevailing party.

18.11 Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Lease (except as may be specifically set forth in the Basic Terms) and agrees to release, indemnify, defend and hold the other harmless from and against any Claim based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) and from any cost, expense or liability for any compensation, commission or changes claimed by any realtors, brokers, finders or agents (other than any brokers specified in the Basic Terms) claiming by, through or on behalf of it with respect to this Lease or the negotiation of this Lease. Landlord will pay any brokers named in the Basic Terms in accordance with the applicable listing agreement for the Property.

18.12 Governing Law. This Lease is governed by, and must be interpreted under, the internal laws of the State. Any suit arising from or relating to this Lease must be brought in the County; Landlord and Tenant waive the right to bring suit elsewhere.

18.13 Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

18.14 Joint and Several Liability. All parties signing this Lease as Tenant of this Lease are jointly and severally liable for performing all of Tenant’s obligations under this Lease.

18.15 Tenant’s Waiver. Any claim Tenant may have against Landlord for default in performance of any of Landlord’s obligations under this Lease is deemed waived unless Tenant notifies Landlord of the default within 30 days after Tenant obtained actual knowledge of the default.

18.16 Tenant’s Organization Documents; Authority. If Tenant is an entity, Tenant, within 10 days after Landlord’s written request, will deliver to Landlord (a) Certificate(s) of Good Standing from the state of formation of Tenant and, if different, the State, confirming that Tenant is in good standing under the laws governing formation and qualification to transact business in such state(s); and (b) a copy of Tenant’s organizational documents and any amendments or modifications thereof, certified as true and correct by an appropriate official of Tenant. Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that they are duly authorized to sign on behalf of and to bind Tenant and that this Lease is a duly authorized obligation of Tenant.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 30

18.17 Provisions are Covenants and Conditions. All provisions of this Lease, whether covenants or conditions, are deemed both covenants and conditions.

18.18 Force Majeure. If Landlord is delayed or prevented from performing any act required in this Lease (excluding, however, the payment of money) by reason of Tenant Delay or Force Majeure, Landlord’s performance of such act is excused for the longer of the period of the delay or the period of delay caused by such Tenant Delay or Force Majeure and the period of the performance of any such act will be extended for a period equivalent to such longer period.

18.19 Management. Property Manager is authorized to manage the Property. Tenant has selected and approved Property Manager. Promptly after the effective date of this Lease, Landlord will enter into negotiations with Property Manager over the terms of a management agreement but will not enter into the management agreement unless the terms thereof are acceptable to Landlord and Tenant. The Management Agreement shall expressly recognize the right of Landlord or Tenant to terminate the Management Agreement if the Property Manager fails to properly perform its obligations thereunder. The Property Manager shall act as Landlord’s agent for managing and operating the Property. If Property Manager is terminated for any reason, Tenant shall have the right to approve the replacement Property Manager which approval shall not be unreasonably withheld or delayed.

18.20 Quiet Enjoyment. Landlord covenants that Tenant will quietly hold, occupy and enjoy the Premises during the Term, subject to the terms and conditions of this Lease, free from molestation or hindrance by Landlord or any person claiming by, through or under Landlord, if Tenant pays all Rent as and when due and keeps, observes and fully satisfies all other covenants, obligations and agreements of Tenant under this Lease.

18.21 No Recording. Tenant will not record this Lease or a Memorandum of this Lease without Landlord’s prior written consent, which consent Landlord may grant or withhold in its sole and absolute discretion.

18.22 Nondisclosure of Lease Terms. The terms and conditions of this Lease constitute proprietary information of Landlord that Tenant will keep confidential. Tenant, without Landlord’s consent (which consent Landlord may grant or withhold in its sole and absolute discretion), will not directly or indirectly disclose the terms and conditions of this Lease to any other person or entity other than Tenant’s employees and agents who have a legitimate need to know such information (and who will also keep the same in confidence).

Single Tenant Office Lease Agreement

Horizon Health Corporation - 31

18.23 Construction of Lease and Terms. The terms and provisions of this Lease represent the results of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease must be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions contained in this Lease are to be interpreted or construed against the party who prepared the executed Lease or any earlier draft of the same. Landlord’s submission of this instrument to Tenant for examination or signature by Tenant does not constitute a reservation of or an option to lease and is not effective as a lease or otherwise until Landlord and Tenant both execute and deliver this Lease. The parties agree that, regardless of which party provided the initial form of this Lease, drafted or modified one or more provisions of this Lease, or compiled, printed or copied this Lease, this Lease is to be construed solely as an offer from Tenant to lease the Premises, executed by Tenant and provided to Landlord for acceptance on the terms set forth in this Lease, which acceptance and the existence of a binding agreement between Tenant and Landlord may then be evidenced only by Landlord’s execution of this Lease. In the event that any provision of this Lease conflicts with any provision of the Work Letter, the provisions of the Work Letter will control.

Single Tenant Office Lease Agreement

Horizon Health Corporation - 32

Landlord and Tenant each caused this Lease to be executed and delivered by its duly authorized representative to be effective as of the Effective Date.

LANDLORD:

OPUS WEST LP,
a Delaware limited partnership

By:	Opus West Corporation, a Minnesota corporation, its general partner

By:
Name:
Title:

TENANT:

HORIZON HEALTH CORPORATION,
a Delaware corporation

By:
Name:
Title:

Single Tenant Office Lease Agreement

Horizon Health Corporation - 33

EXHIBIT “A”

DEFINITIONS

Additional Rent means any charge, fee or expense (other than Basic Rent) payable by Tenant under this Lease, however denoted.

Affiliate means any person or corporation that, directly or indirectly, controls, is controlled by or is under common control with Tenant. For purposes of this definition, control means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting securities of the entity.

Alteration means any change, alteration, addition or improvement to the Premises or Property.

Bankruptcy Code means the United States Bankruptcy Code as the same now exists and as the same may be amended, including any and all rules and regulations issued pursuant to or in connection with the United States Bankruptcy Code now in force or in effect after the Effective Date.

Basic Rent means the basic rent amounts specified in the Basic Terms.

Basic Terms means the terms of this Lease identified as the Basic Terms before Article 1 of the Lease.

BOMA Standards means the Standard Method for Measuring Floor Area in Office Buildings approved June 7, 1996, by the American National Standards Institute, Inc. and the Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996).

Building means that certain office building to be constructed on the Land in accordance with the Work Letter attached to this Lease as EXHIBIT C.

Building Improvements means the base building improvements to the Premises.

Building Rules means those certain rules attached to this Lease as EXHIBIT E, as Landlord may amend the same from time to time.

Business Days means any day other than Saturday, Sunday or a legal holiday in the State.

Business Hours means Monday through Friday from 7:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m., excluding holidays.

City means Lewisville, Texas.

Claims means all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys fees and the costs and expenses of enforcing any indemnification, defense or hold harmless obligation under the Lease.

Commencement Date means the Delivery Conditions (as set forth in Section 7 of the Work Letter) are satisfied.

Single Tenant Office Lease Agreement
Horizon Health Corporation	A-1

Commencement Date Memorandum means the form of memorandum attached to the Lease as EXHIBIT D.

Condemning Authority means any person or entity with a statutory or other power of eminent domain.

“Contractor” means Opus West Construction Corporation.

County means Denton County, Texas.

Delivery Date means the target date for Landlord’s delivery of the Premises to Tenant, which is the delivery date specified in the Basic Terms.

Effective Date means the date set forth on the first page of this Lease.

Event of Default means the occurrence of any of the events specified in Section 14.1 of the Lease.

Force Majeure means acts of God; strikes; lockouts; labor troubles; inability to procure materials; governmental laws or regulations; casualty, orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any governmental licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); acts of war, terrorism and/or bioterrorism; and other similar or dissimilar causes beyond Landlord’s reasonable control.

Hazardous Materials means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of hazardous substances, hazardous wastes, hazardous materials, extremely hazardous wastes, restricted hazardous wastes, toxic substances, toxic pollutants, solid waste, or words of similar import in any federal, state or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date as the same may be interpreted by government offices and agencies.

Hazardous Materials Laws means any federal, state or local statutes, laws, ordinances or regulations now existing or existing after the Effective Date that control, classify, regulate, list or define Hazardous Materials.

Improvement Allowance means the amount (per rentable square foot of the Premises) specified in the Basic Terms for the cost of designing and installing the Tenant Improvements.

Improvements means, collectively, the Building Improvements and the Tenant Improvements.

Land means that certain parcel of land legally described on the attached EXHIBIT B.

Landlord means only the owner or owners of the Property at the time in question.

Single Tenant Office Lease Agreement
Horizon Health Corporation	A-2

Landlord Parties means Landlord and Property Manager and their respective officers, directors, partners, shareholders, members and employees.

Landlord’s Management Fee means a management fee payable by Tenant to Landlord equal to three percent (3%) of Operating Expenses; provided that no Landlord’s Management Fee shall be charged on the management fee payable to the Property Manager.

Laws means any law, regulation, rule, order, statute or ordinance of any governmental or private entity in effect on or after the Effective Date and applicable to the Property or the use or occupancy of the Property, including, without limitation, Hazardous Materials Laws, Building Rules and Permitted Encumbrances.

Lease means this Office Lease Agreement, as the same may be amended or modified after the Effective Date.

Lease Year means each consecutive 12 month period during the Term, commencing on the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year is a period beginning on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs plus the following 12 consecutive calendar months.

Management Agreement means a management agreement between Landlord and Property Manager, the terms of which have been approved by Tenant.

Maximum Rate means interest at a rate equal to the lesser of (a) 18% per annum or (b) the maximum interest rate permitted by law.

Mortgage means any mortgage, deed of trust, security interest or other security document of like nature that at any time may encumber all or any part of the Property and any replacements, renewals, amendments, modifications, extensions or refinancings thereof, and each advance (including future advances) made under any such instrument.

Net Rent means all rental Landlord actually receives from any reletting of all or any part of the Premises, less any indebtedness from Tenant to Landlord other than Rent (which indebtedness is paid first to Landlord) and less the Re-entry Costs (which costs are paid second to Landlord).

Notices means all notices, demands or requests that may be or are required to be given, demanded or requested by either party to the other as provided in the Lease.

Operating Expenses means all expenses Landlord incurs in connection with maintaining, repairing and operating the Property, as determined by Landlord’s accountant in accordance with generally accepted accounting principles consistently followed, including, but not limited to, the following: insurance premiums and deductible amounts under any insurance policy (to the extent paid by Landlord); maintenance and repair costs; steam, electricity, water, sewer, gas and other utility charges to the extent not separately metered; fuel; lighting; window washing; janitorial services; trash and rubbish removal; property association fees and dues and all payments under any Permitted Encumbrance (except Mortgages) affecting the Property; management fees and other expenses charged by Property Manager under the Management Agreement; Landlord’s Management Fee; wages payable to persons at the level of manager

Single Tenant Office Lease Agreement
Horizon Health Corporation	A-3

and below whose duties are connected with maintaining and operating the Property (but only for the portion of such persons time allocable to the Property), together with all payroll taxes, unemployment insurance, vacation allowances and disability, pension, profit sharing, hospitalization, retirement and other so-called fringe benefits paid in connection with such persons (allocated in a manner consistent with such persons wages); amounts paid to contractors or subcontractors for work or services performed in connection with maintaining and operating the Property; all costs of uniforms, supplies and materials used in connection with maintaining, repairing and operating the Property; any expense imposed upon Landlord, its contractors or subcontractors pursuant to law or pursuant to any collective bargaining agreement covering such employees; all services, supplies, repairs, replacements or other expenses for maintaining and operating the Property; costs of complying with Laws; and such other expenses as may ordinarily be incurred in connection with maintaining and operating an office complex similar to the Property. The term Operating Expenses also includes expenses Landlord incurs in connection with public sidewalks adjacent to the Property, any pedestrian walkway system (either above or below ground) and any other public facility to which Landlord or the Property is from time to time subject in connection with operating the Property. The term “Operating Expenses” does not include the cost of any capital improvement to the Property other than replacements required for normal maintenance and repair; the cost of repairs, restoration or other work occasioned by fire, windstorm or other insured casualty other than the amount of any deductible under any insurance policy (regardless whether the deductible is payable by Landlord in connection with a capital expenditure); expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants; legal expenses incident to Landlord’s enforcement of any lease; interest or principal payments on any mortgage or other indebtedness of Landlord; or allowance or expense for depreciation or amortization. Notwithstanding the foregoing, if Landlord installs equipment in, or makes improvements or alterations to, the Property to reduce energy, maintenance or other costs, or to comply with any Laws, Landlord may include in Operating Expenses reasonable charges for reasonable charges for depreciation of the investment so as to amortize the investment over the reasonable life of the equipment, improvement or alteration on a straight line basis.

Permitted Encumbrances means all Mortgages, liens, easements, declarations, encumbrances, covenants, conditions, reservations, restrictions and other matters now or after the Effective Date affecting title to the Property.

Premises means that all of the floor area of the Building.

Property means, collectively, the Land, Building and all other improvements on the Land.

Property Expenses means the total amount of Property Taxes and Operating Expenses due and payable with respect to the Property during any calendar year of the Term.

Property Manager means the Property Manager specified in the Basic Terms or any other agent Landlord may appoint from time to time to manage the Property, subject to the terms of this Lease.

Property Taxes means any general real property tax, improvement tax, assessment, special assessment, reassessment, commercial rental tax, tax, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax, including but not limited to, (a) any city, county, state or federal entity, (b) any school, agricultural, lighting,

Single Tenant Office Lease Agreement
Horizon Health Corporation	A-4

drainage or other improvement or special assessment district, (c) any governmental agency, or (d) any private entity having the authority to assess the Property under any of the Permitted Encumbrances. The term Property Taxes includes all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property. The term Property Taxes does not include Landlord’s state or federal income, franchise, estate or inheritance taxes or any taxes (such as, by way of example but not limitation, impact fees and permitting fees) that are required to be paid by Landlord pursuant to the Work Letter. If Landlord is entitled to pay any of the above listed assessments or charges in installments over a period of two or more calendar years, then only such installments of the assessments or charges (including interest thereon) as are actually due in a calendar year will be included within the term Property Taxes for such calendar year. Property Taxes for any calendar year shall be net of any tax abatements received by Landlord for such calendar year.

Punch List means a list of Tenant Improvements items that were either (a) not properly completed by Contractor or (b) in need of repair, which list is prepared in accordance with the Work Letter.

Re-entry Costs means all costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises, including, without limitation, all costs and expenses Landlord incurs (a) maintaining or preserving the Premises after an Event of Default; (b) recovering possession of the Premises, removing persons and property from the Premises (including, without limitation, court costs and reasonable attorneys fees) and storing such property; (c) reletting, renovating or altering the Premises; and (d) real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises. Re-entry Costs also includes the value of free rent and other concessions Landlord gives in connection with re-entering or reletting all or any part of the Premises.

Rent means, collectively, Basic Rent and Additional Rent.

Rent Commencement Date means the earlier of (a) the Commencement Date; or (b) the date Tenant commences business operations in the Premises.

State means the State of Texas.

Structural Alterations means any Alterations involving the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building.

Substantial Completion means the date upon which the Delivery Conditions referred to in Sections 7.1., 7.3 and 7.4 of the Work Letter have been satisfied.

Taking means the exercise by a Condemning Authority of its power of eminent domain on all or any part of the Property, either by accepting a deed in lieu of condemnation or by any other manner.

Single Tenant Office Lease Agreement
Horizon Health Corporation	A-5

Tenant means the tenant identified in the Lease and such tenants permitted successors and assigns. In any provision relating to the conduct, acts or omissions of Tenant, the term Tenant includes the tenant identified in the Lease and such tenants agents, employees, contractors, invitees, successors, assigns and others using the Premises or on the Property with Tenant’s expressed or implied permission.

Tenant Delays means any delays caused or contributed to by Tenant, including, without limitation, with respect to Tenant Improvements, Tenant’s failure to submit a space plan for Tenant Improvements, Tenant’s failure to timely approve the Final Plans and any delays caused by any revisions Tenant proposes to the Final Plans.

Tenant Improvements means all initial improvements to the Premises (other than Building Improvements) to be installed by Landlord and paid for by Tenant, subject to the Improvement Allowance, as more particularly set forth in the Work Letter.

Tenant Improvements Costs means all of Landlord’s direct and indirect costs of causing the Tenant Improvements to be designed and installed, plus five percent (5%) of the sum of all such direct and indirect costs for the general contractor’s overhead and profit, including without limitation, construction costs and all costs the general contractor incurs in connection with obtaining permits for the Tenant Improvements.

Term means the initial term of this Lease specified in the Basic Terms and, if applicable, any renewal term then in effect.

Transfer means an assignment, mortgage, pledge, transfer, sublease or other encumbrance or conveyance (voluntarily, by operation of law or otherwise) of this Lease or the Premises or any interest in this Lease or the Premises. The term Transfer also includes any assignment, mortgage, pledge, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any ownership interest in Tenant that results or could result in a change of control of Tenant.

Warranty Terms means, collectively, the punch list and construction warranty provisions of Section 9 of the Work Letter.

Single Tenant Office Lease Agreement
Horizon Health Corporation	A-6